Exhibit 10.1
PURCHASE AGREEMENT
     This PURCHASE AGREEMENT (this “Agreement”), dated as of August 21, 2008, is by and between R&S Investments, LLC, a Delaware limited liability company (“Purchaser”), and Hollywood Media Corp., a Florida corporation (“Hollywood Media”).
RECITALS
     WHEREAS, Hollywood Media owns 100% of the membership interests (the “Hollywood.com Membership Interests”) in HOLLYWOOD.COM, LLC, a Delaware limited liability company (“Hollywood.com”) and 100% of the membership interests (the “Totally Hollywood TV Membership Interests”, and together with the Hollywood.com Membership Interests, the “Purchased Interest”) in Totally Hollywood TV, LLC, a Delaware limited liability company (“Totally Hollywood TV,” and together with Hollywood.com, the “Companies”); and
     WHEREAS, Hollywood Media desires to sell to Purchaser, and Purchaser desires to purchase from Hollywood Media, the Purchased Interest upon the terms and conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS
          1.1 Certain Definitions.
               (a) The following terms shall have the meanings specified in this Section 1.1:
               “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
               “Business Day” means any day of the year on which national banking institutions in Boca Raton, Florida are open to the public for conducting business and are not required or authorized to close.
               “Change of Control” means the consummation, whether in a single transaction or pursuant to a series of transactions, of: (i) a transfer, sale, or lease of all or substantially all of the assets of Hollywood.com (other than any such sale of assets in the Ordinary Course of Business); (ii) any transaction following which Purchaser or an Affiliate of Purchaser directly or indirectly owns less than 50% of the then outstanding

Hollywood.com Membership Interests; or (iii) a merger, consolidation, share exchange, reorganization, stock sale, or other transaction immediately following which at least 50% of the voting power of Purchaser or other entity succeeding to the interests of Purchaser or resulting from such transaction (the “Surviving Entity”) is not owned by Mitchell Rubenstein (“Rubenstein”) and Laurie S. Silvers (“Silvers”) or their heirs, personal representatives or Affiliates. For purposes of this Change of Control definition, “corporation” shall include any limited liability company, partnership, association, business trust and similar organization. “Business Combination” means a Change of Control under either subsection (i) or (iii) of this paragraph.
               “Code” means the Internal Revenue Code of 1986, as amended.
               “Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.
               “EBITDA” shall mean the aggregate net income of the Companies for the relevant Measurement Period calculated in accordance with GAAP plus the sum (to the extent such amounts were deducted from total revenues in determining net income) of: (i) interest expense; (ii) federal, state, and local income taxes; (iii) depreciation; and (iv) amortization, and excluding any reserves or accruals established after the Closing Date (whether or not such reserves are reasonable or required to be established under GAAP); provided however, that the net income of the Companies (i) shall not include amounts paid to Hollywood Media pursuant to Section 3.3(e) if a transfer, sale, or lease of any of the assets of the Companies (or any Surviving Entity) outside the Ordinary Course of Business that is not a Change of Control occurs before the Maximum Additional Consideration is fully paid and the aggregate consideration (net of transaction expenses) received from such transfer, sale or lease is paid to Hollywood Media, and (ii) shall include any amounts retained by the Purchaser, Companies, or any Surviving Entity (as the case may be) pursuant to Section 3.3(e) if a transfer, sale, or lease of any of the assets of the Companies (or any Surviving Entity) outside the Ordinary Course of Business that is not a Change of Control and that results in aggregate consideration to the Companies less than $500,000 (net of transaction expenses) occurs and such aggregate consideration (net of transaction expenses) of such transfer, sale, or lease is not paid to Hollywood Media.
               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
               “ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which Hollywood Media is a member, an unincorporated trade or business under common control with Hollywood Media (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which Hollywood Media is a member.
               “Escrow Agent” means City National Bank of Florida, Miami Florida.
               “Escrow Agreement” means the Escrow Agreement between Hollywood Media, Purchaser, and Escrow Agent attached hereto as Exhibit A.
               “GAAP” means generally accepted accounting principles in the United States.

               “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
               “Gross Revenue” shall mean the aggregate revenue of the Companies for the relevant Measurement Period calculated in accordance with GAAP.
               “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
               “Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.
               “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.
               “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.
               “Material Adverse Effect” means a material adverse effect on the prospects, business, results of operations or financial condition of the Companies (taken as a whole).
               “Measurement Period” means each of the following: (i) the period between the Closing Date and July 31, 2009; and (ii) each calendar month thereafter beginning with the calendar month of August 1, 2009, until the Maximum Additional Consideration is paid to Hollywood Media.
               “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
               “Ordinary Course of Business” means the ordinary and usual course of normal day-today operations of the Companies.
               “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
               “Permitted Exceptions” means: (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, landlords’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially interfere with the operation of the Companies.

               “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
               “Tax” or “Taxes” means: (i) any taxes, charges, duties, fees, imposts, levies or other assessments, due or payable to, or levied or imposed by, any national, federal, state, provincial, municipal, local or foreign Tax Authority, including, without limitation, all income, gross receipts, capital, sales, use, windfall profits, environmental, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments, similar taxes and charges, and other Tax Authority charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by the IRS and any other Tax Authority responsible for the administration of any Tax in connection with any item described in clause (i).
               “Tax Authority” means any Governmental Body or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.
               “Tax Return” means any return, declaration, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Hollywood Media, the Companies, or any of their Affiliates.
          1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Additional Consideration	3.3
Agreement	Preamble
Assurance Agreements	7.3
Business Combination	1.1 (within definition of Change of Control)
Closing	4.1
Closing Date	4.1
Companies	Recitals
Companies Employee	7.6(a)
Conversion	8.2
Deductible	8.3(c)
Earnout Payment	3.3(a)
EBITDA Statement	3.3(g)
Employee Plans/Agreements	5.9(a)
Escrow Account	7.1
Escrowed Funds	7.1
Hollywood Media	Preamble
Hollywood Media Documents	5.2
Hollywood Media Indemnified Parties	8.3(a)

Term	Section
Hollywood.com	Recitals
Hollywood.com Membership Interests	Recitals
Initial Consideration	3.1(a)
Maximum Additional Consideration	3.3
Pre-Closing Tax Periods	5.8(b)
Purchase Price	3.1
Purchased Interest	Recitals
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser Indemnified Parties	8.3(a)
Rubenstein	1.1 (within definition of Change of Control)
Securities Act	6.5
Services Agreement	7.8
Silvers	1.1 (within definition of Change of Control)
Straddle Period	9.2
Surviving Entity	1.1 (within definition of Change of Control)
Totally Hollywood TV	Recitals
Totally Hollywood TV Membership Interests	Recitals
Transaction	2.1
          1.3 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
               (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
               (b) Dollars. Any reference in this Agreement to $        shall mean U.S. dollars.
               (c) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule with respect to other representations and warranties relating to such matter or item. Disclosure of any item on any Schedule shall not constitute an admission that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
               (d) Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
SALE AND PURCHASE OF PURCHASED INTEREST
          2.1 Sale and Purchase of Purchased Interest. Upon the terms and subject to the conditions contained herein, on the Closing Date, Hollywood Media shall sell to Purchaser, and Purchaser shall purchase from Hollywood Media, the Purchased Interest (the “Transaction”).
ARTICLE III
PURCHASE PRICE
          3.1 Purchase Price. The aggregate consideration for the Purchased Interest shall be as follows (collectively, the “Purchase Price”):
               (a) Cash in an amount equal to one million dollars ($1,000,000) (the “Initial Consideration”), plus
               (b) Cash in an amount equal to the Additional Consideration determined in accordance with Section 3.3 below.
          3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall pay to Hollywood Media the Initial Consideration. Purchaser (and any Surviving Entity) shall pay to Hollywood Media the Additional Consideration in accordance with Section 3.3 below. The Purchase Price shall be paid by wire transfer of immediately available funds into the account designated by Hollywood Media.
          3.3 Additional Consideration. Subject to the terms and conditions of this Section 3.3, Purchaser (and any Surviving Entity resulting from a Change of Control) shall pay to Hollywood Media as additional consideration in respect of the Purchased Interest an aggregate cash amount of up to nine million dollars ($9,000,000) (the “Maximum Additional Consideration”) as follows (the “Additional Consideration”):
               (a) For each Measurement Period, an amount equal to the greater of (i) 90% of the aggregate EBITDA of the Companies for such period and (ii) 10% of the aggregate Gross Revenue of the Companies for such period (the amount for each such Measurement Period referred to as the “Earnout Payment”).
               (b) Each Earnout Payment shall be made to Hollywood Media (i) on or before September 1, 2009 for the first Earnout Payment and (ii) within 45 days following the end of each Measurement Period for each subsequent Earnout Payment.
               (c) Purchaser (and any Surviving Entity) shall continue to make Earnout Payments pursuant to this Section 3.3 until the Maximum Additional Consideration has been paid.

               (d) If a Change of Control occurs before the Maximum Additional Consideration is paid to Hollywood Media, Purchaser (and any Surviving Entity) shall pay to Hollywood Media immediately upon consummation of such Change of Control the remaining unpaid portion of the Maximum Additional Consideration; provided, however, that the obligation pursuant to this Section 3.3(d) to pay the remaining unpaid portion of the Maximum Additional Consideration shall be limited to the aggregate consideration paid (net of transaction expenses) in connection with such Change of Control and the remaining unpaid portion of the Maximum Additional Consideration after such payment in connection with the Change of Control shall remain an obligation of the successor following such Change of Control upon the same payment terms as set forth herein.
               (e) If a transfer, sale, or lease of any of the assets of the Companies (or any Surviving Entity) outside the Ordinary Course of Business that is not a Change of Control for an aggregate consideration of at least $500,000 (net of transaction expenses) occurs before the Maximum Additional Consideration is paid to Hollywood Media, Purchaser (or the Companies or any Surviving Entity, as the case may be) shall pay to Hollywood Media upon consummation of such transfer, sale, or lease the aggregate consideration paid (net of transaction expenses) in connection with such sale as a credit against, and up to the maximum amount of, the Maximum Additional Consideration, and such payment will not be included in the calculation of the net income component of EBITDA for purposes of determining any Earnout Payment. If a transfer, sale, or lease of any of the assets of the Companies (or any Surviving Entity) outside the Ordinary Course of Business that is not a Change of Control for an aggregate consideration of less than $500,000 (net of transaction expenses), such aggregate consideration (net of transaction expenses) will, at the sole discretion of Purchaser, either (i) be retained by the Companies (or any Surviving Entity) for working capital purposes, in which case such amount will be included in the calculation of the net income component of EBITDA for purposes of determining the Earnout Payment, or (ii) be paid to Hollywood Media upon consummation of such transfer, sale, or lease as a credit against, and up to the maximum amount of, the Maximum Additional Consideration, in which case such payment will not be included in the calculation of the net income component of EBITDA for purposes of determining any Earnout Payment. For purposes of this Section 3.3(e), if any consideration for the sale, lease, or transfer of assets that is not cash or marketable securities (such as a promissory note or non-marketable securities), then such consideration shall not be required to be paid to Hollywood Media as a credit to the Maximum Additional Consideration or be considered part of working capital (as the case may be), and in no event will such consideration be included in the calculation of the net income component of EBITDA for purposes of determining the Earnout Payment, until such time as cash payments are received in connection with such note or securities or the securities become marketable.
               (f) In the event that one or more Business Combinations occur between the Closing Date and the third (3rd) anniversary of the Closing Date and the aggregate consideration paid to Purchaser (and any Surviving Entity) (net of transaction expenses) exceeds ten million dollars ($10,000,000), Purchaser (or such Surviving Entity, as the case may be) shall pay to Hollywood Media five percent (5%) of such amount in excess of ten million dollars ($10,000,000); provided, however, that in the event of multiple Business Combinations involving the same part of the Hollywood.com business, then only the additional consideration paid in the subsequent Business Combination that is in excess of the consideration paid in the previous Business Combination shall count for purposes of this section.

               (g) On or before the due date of each Earnout Payment, Purchaser (and any Surviving Entity) shall deliver to Hollywood Media a statement (the “EBITDA Statement”) setting forth the calculation of Purchaser (and any Surviving Entity) of the amount of the Earnout Payment. The EBITDA Statement shall (a) be made in good faith in accordance with GAAP consistently applied, and (b) include such information, methodology and assumptions as are reasonably necessary to assess the basis for the EBITDA Statement.
               (h) Hollywood Media shall have the right to audit the books and records of Purchaser (and any Surviving Entity) at any time before the Maximum Additional Consideration is paid to Hollywood Media (but no more than once per calendar year) with respect to the calculation of the Earnout Payments and the EBITDA Statements. Any such audit shall be performed during normal business hours at Hollywood Media’s sole expense, upon reasonable advance notice. Notwithstanding the foregoing, in the event of a discrepancy in favor of Hollywood Media with respect to any Earnout Payment by more than ten percent (10%), then the reasonable cost of the audit shall be borne by Purchaser (and any Surviving Entity). Hollywood Media and Purchaser (and any Surviving Entity) shall cooperate with each other and the auditing firm, including by furnishing such information and access to books, records (including, without limitation, subject to entering into customary agreements respecting such access, accountants work papers), personnel and properties as may be reasonably requested.
          3.4 Closing Deliveries of Hollywood Media. At the Closing, Hollywood Media shall deliver or cause to be delivered to Purchaser:
               (a) good and valid title to the Purchased Interest, free and clear of any Liens, by causing to be delivered to Purchaser membership interest certificates, if any, representing the Purchased Interest, duly endorsed in blank or accompanied by a stock or other transfer powers;
               (b) all minute books, stock books, membership interest books, ledgers and registers, seals, if any, and other corporate or limited liability company records and tax records relating to the organization, ownership and maintenance of the Companies, if not already located on the premises of the Companies;
               (c) the Services Agreement duly executed by Hollywood Media;
               (d) the Escrowed Funds to the Escrow Account; and
               (e) the Escrow Agreement duly executed by Purchaser.
          3.5 Closing Deliveries of Purchaser. At the Closing, Purchaser shall deliver to Hollywood Media:
               (a) the Initial Consideration in the manner set forth in Section 3.2 above;
               (b) the Services Agreement duly executed by the Companies; and
               (c) the Escrow Agreement duly executed by Purchaser.

ARTICLE IV
CLOSING
          4.1 Closing Date. The closing of the sale and purchase of the Purchased Interest provided for in Section 2.1 above (the “Closing”) shall take place at the offices of Hollywood Media, 2255 Glades Road, Suite 221A, Boca Raton, Florida 33431 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Eastern time) on the date of this Agreement (the “Closing Date”).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOLLYWOOD MEDIA
     Hollywood Media hereby represents and warrants to Purchaser that:
          5.1 Organization and Good Standing. Each of the Companies and Hollywood Media are entities duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Companies and Hollywood Media are duly qualified or authorized to do business and are in good standing or with active status under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
          5.2 Authorization of Agreement. Hollywood Media has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Hollywood Media in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Hollywood Media Documents”), and to consummate the Transaction. The execution and delivery of this Agreement and each of the Hollywood Media Documents and the consummation of the Transaction have been duly authorized by all required corporate action on the part of Hollywood Media. This Agreement has been, and each of the Hollywood Media Documents will be at or prior to the Closing, duly and validly executed and delivered by Hollywood Media, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Hollywood Media Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Hollywood Media, enforceable against Hollywood Media in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3 Conflicts; Consents of Third Parties.
               (a) None of the execution and delivery by Hollywood Media of this Agreement or the Hollywood Media Documents, the consummation of the Transaction, or compliance by Hollywood Media with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of: (i) the articles or certificate of incorporation and by-laws or comparable organizational documents of the Companies or of Hollywood Media; (ii) any Contract, or Permit to which the Companies or Hollywood Media is a party or by which any of the properties or assets of the Companies or of Hollywood Media are bound; (iii) any Order of any Governmental Body applicable to either the Companies or Hollywood Media or by which any of the properties or assets of either the Companies or Hollywood Media are bound; or (iv) any applicable Law.
               (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Companies or Hollywood Media in connection with the execution and delivery of this Agreement or the Hollywood Media Documents or with the compliance by Hollywood Media with any of the provisions hereof or thereof, or the consummation of the Transaction.
               (c) Except as set forth on Schedule 5.3(c), no prior notice of the execution of this Agreement is required to be given to any third party.
          5.4 Capitalization.
               (a) As of the Closing Date, the Hollywood.com Membership Interests constitute all of the issued and outstanding membership interests of Hollywood.com. As of the Closing Date, the Totally Hollywood TV Membership Interests constitute all of the issued and outstanding membership interests of Totally Hollywood TV.
               (b) There is no existing option, warrant, call, right, or Contract of any character to which the Companies are a party requiring, and there are no securities of the Companies outstanding which upon conversion or exchange would require, the issuance of any membership interests of Hollywood.com or the issuance of any membership interests of Totally Hollywood TV or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase of membership interests of Hollywood.com or Totally Hollywood TV. The Companies are not party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of Hollywood.com Membership Interests or Totally Hollywood TV Membership Interests.
          5.5 Assets. The Companies own good and marketable title to all of the personal property and assets, tangible or intangible, used in their business except as to those assets leased as set forth in Schedule 5.5, all of which leases are in good standing and no party is in default thereunder. Hollywood.com is a successor in interest to all of the property, assets (including URLs) and business of Hollywood.com, Inc., a California corporation.

          5.6 Ownership and Transfer of Purchased Interest.
          (a) Hollywood Media is the record and beneficial owner of the Purchased Interest, free and clear of any and all Liens. Hollywood Media has the corporate power and authority to sell, transfer, assign and deliver such Purchased Interest as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to such Purchased Interest, free and clear of any and all Liens.
          (b) Except for this Agreement, there is no existing option, warrant, call, right, or Contract of any character to which Hollywood Media is a party requiring Hollywood Media to transfer or sell the Purchased Interest to any Person, and Hollywood Media is not the record or beneficial owner of any other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase the Purchased Interest.
          5.7 Litigation. Except as set forth on Schedule 5.7, there are no Legal Proceedings pending or, to the knowledge of Hollywood Media, threatened against the Companies before any Governmental Body, which, if adversely determined, would have a Material Adverse Effect. The Companies are not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Hollywood Media, threatened that are reasonably likely to prohibit or restrain the ability of Hollywood Media to enter into this Agreement or consummate the Transaction.
          5.8 Taxes.
               (a) The Companies have filed or caused to be filed on a timely basis all federal income tax and other material Tax Returns that are or were required to be filed on or prior to the Closing Date with respect to their income, assets, properties, activities or operations, whether separately or as a member of a group, pursuant to all Laws. All such Tax Returns are true, correct and complete in all material respects. Hollywood Media has made available to Purchaser complete and correct copies of, and, Hollywood Media will provide to Purchaser within 30 days following the Closing Date, a complete and accurate list of: (i) all federal income and all other material Tax Returns filed for the past four years; and (ii) any material information document request, notice of proposed deficiency, deficiency notice, protest, petition, closing agreement, settlement agreement, pending ruling request or other document of a similar nature that, in any such case, was submitted, received, or agreed to by or with respect to the Companies and relates to a federal income tax or other material Tax imposed on any of the Companies or with respect to their income, assets, properties or operations, for the past four years. All information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests or other documents of a similar nature that, in any such case, were submitted, received, or agreed to by or with respect to the Companies have been provided to Purchaser or made available to Purchaser.

               (b) To the knowledge of Hollywood Media, all material Taxes in respect of taxable periods of the Companies ending on or before the Closing Date (“Pre-Closing Tax Periods”): (i) if due and payable, have been timely paid; (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with GAAP in the books and records of the Companies; or (iii) are being contested in good faith by the Companies pursuant to appropriate proceedings which are being diligently pursued, and an adequate reserve therefore has been established in accordance with GAAP as set forth in the books and records of the Companies. All Taxes shown as due on Tax Returns filed on or before the Closing Date in respect of Pre-Closing Tax Periods have been timely paid.
               (c) Neither Hollywood Media nor any of the Companies has given waivers or extensions of any statute of limitations relating to the payment of Taxes of the Companies and their subsidiaries or for which the Companies may be liable. Hollywood Media will provide to Purchaser within 30 days of the Closing Date a complete and accurate list of all audits of Tax Returns of the Companies for the past four years, including a reasonably detailed description of the status, nature and, if completed, outcome of each audit and any power of attorney currently in effect with respect to any Tax of any of the Companies. Except as set forth on Schedule 5.8, to the knowledge of Hollywood Media: (i) no Tax Return relating to any of the Companies is currently under audit or examination by any Tax Authority; and (ii) no written or unwritten notice of such an audit or examination has been received by any of Hollywood Media or the Companies. All deficiencies proposed as a result of any completed audits have been paid or settled, or are set forth in the books of the Companies and reflected in the books and records of the Companies.
               (d) There are no Liens for material Taxes, other than for Taxes being contested in good faith and as to which adequate reserves have been established and disclosed to Purchaser in writing, that encumber or affect any of the assets or properties of the Companies. No material property of the Companies is “tax exempt use property” within the meaning of Section 168(h) of the Code. To the best knowledge of the Companies, no Person providing services to any of the Companies who, for any taxable year or taxable period for which the applicable statute of limitations has not yet expired, was or is being treated by the Companies as an independent contractor for Tax purposes, was or is required to have been classified as an employee for Tax purposes. All Taxes that the Companies were required by any Laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax Authority or other Person.
               (e) There is no adjustment under Section 481 of the Code or any comparable provision of state, local or foreign Tax law that would require any of the Companies to include in a taxable period ending after the Closing Date any material taxable income attributable to cash or other property that was received, but was not, or will not be, included as income in a Pre-Closing Tax Period.
               (f) Except as set forth on Schedule 5.8, to the knowledge of Hollywood Media, none of the Companies has been a member of an affiliated group filing a consolidated Federal income Tax Return (or any similar group defined under a similar provision of state, local or foreign Law), other than a group the common parent of which was Hollywood Media, for any taxable period for which the applicable statute of limitations has not expired. None of the Companies is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to any income tax or any other material Tax (including any advance pricing arrangement, closing agreement or other agreement with any Tax Authority relating to any Tax). None of the Companies may be held liable for, or be required to make any contribution with respect to, the material Tax liability of any other Person by reason of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law, other than members of the group the common parent of which is Hollywood Media.

               (g) Totally Hollywood TV has, at all times since its formation, been classified as a disregarded entity for Federal income tax purposes, and no election has been made under Treas. Reg. Section 301.7701-3(c) with respect to Totally Hollywood TV.
               (h) None of the Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for nontaxable treatment under Section 355 of the Code (A) at any time during the two-year period ending immediately prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transaction contemplated by this Agreement.
          5.9 Employee Benefit Plans.
               (a) Hollywood Media will provide to Purchaser within 30 days following the Closing Date a list of all plans, programs, Contracts, policies and practices providing benefits to any current or former employee of the Companies, or any beneficiary or dependent thereof, sponsored or maintained by Hollywood Media or any ERISA Affiliate, to which Hollywood Media or any ERISA Affiliate contributes or is obligated to contribute, or under which Hollywood Media or any ERISA Affiliate has or may have any liability, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, “parachute,” severance, vacation, sick leave, fringe or welfare benefits, any employment or consulting Contracts, “golden parachutes,” collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written or binding oral statements of policies, practices or understandings relating to employment (collectively, the “Employee Plans/Agreements”). Hollywood Media has made available to Purchaser complete and correct copies of all Employee Plans/Agreements and documents relating thereto. No Employee Plan/Agreement is a plan subject to Title IV of ERISA or a “multiemployer plan” (as defined in Section 4001 of ERISA), and neither Hollywood Media nor any current or prior ERISA Affiliate has ever contributed nor been obligated to contribute to any such plan or multiemployer plan.
               (b) With respect to each Employee Plan/Agreement: (i) the Employee Plan/Agreement conforms in form and operation to all applicable Laws and Orders, except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate, would have a Material Adverse Effect; and (ii) there is no Legal Proceeding pending (other than routine claims for benefits being reviewed pursuant to the Employee Plan/Agreement’s internal claim and appeal procedures) or, to Hollywood Media’s knowledge, threatened, with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement of the Companies, nor is there any investigation or audit by the IRS, United States Department of Labor or any other Governmental Body.

          (c) Except as expressly required under Section 4980B of the Code and Sections 601 through 609 of ERISA, no Employee Plan/Agreement provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Companies beyond their retirement or other termination of service, and the Companies have no obligation to provide or contribute toward the cost of such coverage or benefits.
          (d) The consummation of the transactions contemplated hereby will not: (i) entitle any current or former employee of the Companies to severance pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee of the Companies. Hollywood Media does not have any announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plans/Agreements, except to the extent necessary to comply with any requirements imposed by any Laws.
          (e) No Employee Plan/Agreement has any restrictions against termination or modification, either by its terms or due to any written or oral communications to any employees of the Companies.
          (f) The Companies have no liabilities or obligations relating to any period ending on or prior to the Closing Date in respect of the employees of the Companies, for: (i) unpaid compensation, salaries, wages, disability payments and other payroll items (including, without limitation, bonus, incentive or deferred compensation, vacation or other paid leave); (ii) unpaid contributions, costs and expenses to or in respect of any Employee Plan/Agreement; and (iii) severance or other termination benefits relating to, resulting from or arising in respect of any termination of employment occurring on or prior to the Closing Date.
          (g) Hollywood Media and the Companies are in compliance with the requirements of Section 409A of the Code with respect to all “nonqualified deferred compensation plans” (as defined in Section 409A of the Code) maintained by Hollywood Media, or any of the Companies, to which any of the Companies or any employee of the Companies is a party.
          5.10 Accounts Payable. The Companies have paid all of their accounts payable when due and in the Ordinary Course of Business and none of such accounts payable are past due or otherwise have been outstanding for more than 31 days.
          5.11 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), none of the Companies, Hollywood Media nor any other Person makes any other express or implied representation or warranty with respect to any of the Companies, Hollywood Media or the Transaction, and Hollywood Media disclaims any other representations or warranties, whether made by the Companies, Hollywood Media or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto as supplemented or amended), Hollywood Media hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of the Companies or Hollywood Media or any of their respective Affiliates). Hollywood Media makes no representations or warranties to Purchaser regarding the probable success or profitability of the Companies. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Hollywood Media that:
          6.1 Organization and Good Standing. Purchaser is a Delaware limited liability company duly formed under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate properties and carry on its business.
          6.2 Authorization of Agreement. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transaction (the “Purchaser Documents”), and to consummate the Transaction. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
          6.3 Conflicts; Consents of Third Parties.
               (a) None of the execution and delivery by Purchaser of this Agreement or Purchaser Documents, the consummation of the Transaction, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of: (i) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (ii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser is bound; or (iii) any applicable Law.

               (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the Transaction or the taking by Purchaser of any other action contemplated hereby.
          6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the Transaction.
          6.5 Investment Intention. Purchaser is acquiring the Purchased Interest for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof). Purchaser understands that the Purchased Interest has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
          6.6 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of the Companies or Hollywood Media is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Hollywood Media in Article V above (as modified by the Schedules hereto as supplemented or amended), and Purchaser acknowledges and agrees that, subject to the foregoing, the assets and the business of the Companies are being transferred on a “where is” and, as to condition, “as is” basis. Purchaser further represents that none of the Companies, Hollywood Media, their respective Affiliates, or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies, Hollywood Media, or the Transaction not expressly set forth in this Agreement, and none of the Companies, Hollywood Media, any of their respective Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Hollywood Media relating to the Companies or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Companies and the Transaction. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Companies and, in making its determination to proceed with the Transaction, Purchaser has relied on the results of its own independent investigation. As of the date hereof, Purchaser is not aware of any facts, events or circumstances that would cause any of the representations or warranties of Hollywood Media set forth in Article V above to be untrue or incorrect in any respect.
          6.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI (as modified by the Schedules hereto), none of the Purchaser nor any other Person makes any other express or implied representation or warranty with respect to any of the Purchaser or the Transaction, and the Purchaser disclaims any other representations or warranties, whether made by the Purchaser or its respective Affiliates, officers, directors, employees, agents or representatives.

ARTICLE VII
COVENANTS
          7.1 Payment into Escrow for Negative EBITDA of the Companies; Working Capital. On the Closing Date, Hollywood Media shall deposit into an escrow account (the “Escrow Account”) $2,600,000 (the “Escrowed Funds”) to be held pursuant to the Escrow Agreement. Hollywood Media shall cause the Companies to have not less than $400,000 of cash on hand at the Closing. Any payments from the Escrowed Funds to the Purchaser shall be considered an adjustment to the Purchase Price.
          7.2 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transaction.
          7.3 Guarantee. Following the Closing, Purchaser and Hollywood Media shall jointly use their commercially reasonable good faith efforts to cause Purchaser or one or more of Purchaser’s Affiliates to be substituted in all respects for Hollywood Media in respect of all obligations of Hollywood Media under the agreement listed on Schedule 7.3 (the “Assurance Agreement”). Purchaser shall indemnify and hold harmless Hollywood Media and its Affiliates from and against any and all losses incurred by Hollywood Media and its Affiliates resulting from or arising out of or relating to the Assurance Agreement. In consideration for and as an inducement to Hollywood Media to enter into this Agreement, Mitchell Rubenstein and Laurie S. Silvers, jointly and severally, hereby guarantee to Hollywood Media the full, complete, and timely performance and payment of all amounts owing from time to time by Hollywood Media under the Assurance Agreement, which guaranty is primary, absolute, and unconditional. As a result of the substitution contemplated by the first sentence of this Section 7.3, the indemnity obligation contemplated by the second sentence of this Section 7.3, and/or the guaranty contemplated by the third sentence of this Section 7.3, Hollywood Media and its Affiliates shall, from and after the Closing, cease to have any obligations whatsoever arising from or in connection with the Assurance Agreement, except for obligations, if any, for which Hollywood Media or its Affiliates will be fully indemnified or otherwise covered by a guaranty pursuant to the second and third sentences of this Section 7.3.

          7.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Purchaser and Hollywood Media. Thereafter, neither Hollywood Media nor Purchaser shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Transaction without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law (including any disclosure and public filings required under rules and regulations of the Securities and Exchange Commission applicable to Hollywood Media), applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or NASDAQ as determined in the good faith judgment of the party proposing to make such release (in which case the party intending to make such release or public announcement shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof).
          7.5 Preservation of Records. Hollywood Media and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Companies for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Hollywood Media or Purchaser or any of their Affiliates or in order to enable Hollywood Media or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Hollywood Media or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.
          7.6 Employment.
               (a) All of the employees of the Companies as of the Closing Date (each a “Companies Employee”) shall be employed by the Companies immediately following the Closing.
               (b) Purchaser and its Affiliates shall recognize the service of each Companies Employee with any Company (or any of its predecessors) and its Affiliates prior to the Closing Date as service with Purchaser and its Affiliates under any employee benefit plans covering or otherwise benefiting such employee after the Closing for purposes of eligibility and vesting but not benefit accrual.
               (c) Purchaser and its Affiliates shall waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Companies Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) that is made available to the Companies Employees after the Closing and provide credit to the Companies Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the applicable employee benefit plans during the portion of the relevant plan year including the Closing Date.
               (d) Hollywood Media shall be responsible for providing the group health plan continuation coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA for employees of the Companies and their eligible dependents who incurred a “qualifying event” within the meaning of Code Section 4980B(f)(3) at or prior to the Closing. From and after the Closing, Purchaser and its Affiliates shall be responsible for providing the group health plan continuation coverage pursuant to Section 4980B of the Code or Sections 601 through 609 of ERISA for Companies Employees and their eligible dependents who incur a “qualifying event” (within the meaning of Code Section 4980B(f)(3)) after the Closing.

               (e) Hollywood Media shall cause to be paid, all claims for health care benefits covered by any of its health care plans which relate to claims incurred by employees of the Companies or their dependents on or before the Closing Date, regardless of when such claims may be filed. Purchaser and its Affiliates shall cause to be paid, all claims which relate to health care claims incurred by employees of the Companies or their dependents after the Closing Date, but only to the extent covered under the terms and conditions of Purchaser’s health care benefit plan which covers such employees.
          7.7 No Pledge. Purchaser shall not, from and after the Closing and until the Maximum Additional Consideration is paid to Hollywood Media, create, incur, assume, or suffer to exist, or permit any Person to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of the assets or properties of the Companies, now owned or hereafter acquired, except for Permitted Exceptions.
          7.8 Services Agreement. Hollywood Media and the Companies shall enter into a transition services agreement, in substantially the form as attached hereto as Exhibit B (the “Services Agreement”).
          7.9 Notice of Business Combinations. Purchaser (and any Surviving Corporation) shall use commercially reasonable efforts to provide Hollywood Media with five day prior written notice of any Business Combination.
          7.10 Accounting Software. Hollywood Media shall use its commercially reasonable efforts to cause the Companies to have the right to continue to use Hollywood Media’s accounting software following the Closing.
          7.11 URL’s. Certain of the URLs used by Hollywood.com are registered in the name of or owned by Hollywood Media or any of Hollywood Media’s subsidiaries. Hollywood Media shall cause all of the URLs listed on Schedule 7.11 to be owned by Hollywood.com as of the Closing and duly registered in the name of Hollywood.com as soon as practicable thereafter and in no event later than 60 days after the Closing.
          7.12 Intercompany Accounts Payable. On August 15, 2008, the intercompany accounts payable from the Companies (and their predecessors) to Hollywood Media and its subsidiaries were cancelled by Hollywood Media as a contribution to the capital of the Companies. To the extent (if at all) any intercompany accounts payable from the Companies and their predecessors were not canceled by reason of the capital contribution described in the preceding sentence, the Companies shall not be obligated to pay or discharge any intercompany accounts payable or similar obligation payable by them to Hollywood Media or any of its subsidiaries, which intercompany accounts payable or similar obligations shall be treated as cancelled before the Closing.

ARTICLE VIII
TERMINATION OF REPRESENTATIONS AND
WARRANTIES; CONVERSION TO LLC; INDEMNIFICATION
          8.1 Termination of Representations and Warranties. The representations and warranties in Article V and Article VI above shall survive the Closing and expire on the date that is twelve (12) months after the Closing Date; provided that the representations and warranties in Section 5.8 above shall survive the Closing and expire on the date that is four years after the Closing Date. The covenants and agreements of Hollywood Media and Purchaser contained in this Agreement shall survive the Closing and remain in full force and effect until sixty (60) days following the date by which such covenant or agreement is required to be performed.
          8.2 Election to Convert Hollywood.com to LLC. Hollywood Media has caused the assets of Hollywood.com, Inc., a California corporation, to be transferred before the Closing Date, subject to the liabilities of such corporation, to Hollywood.com. Such transfer (the “Conversion”) was effected through: (i) the formation by Hollywood Media of Hollywood.com under the laws of Delaware; and (ii) the merger of Hollywood.com, Inc., a California corporation, into Hollywood.com as a statutory merger (with Hollywood.com being the survivor) pursuant to the provisions of the corporate and limited liability company statutes of California and Delaware, or such other procedure as may be mutually agreed upon by counsel for Hollywood Media and the Purchaser. The Conversion was treated by Hollywood Media and reflected on its Tax Returns as a liquidation of Hollywood.com, Inc., a California corporation, for Federal Tax purposes before the Closing, and any income or gain recognized by reason of such Tax treatment shall be included in the Federal consolidated return of Hollywood Media. No election has been made by Hollywood Media with respect to Hollywood.com under Treas. Reg. §301.7701-3(c). The transfer of the Hollywood.com Membership Interests at the Closing to Purchaser shall be treated by the parties for Federal Tax purposes as a sale by Hollywood Media and as a purchase by Purchaser of the assets of Hollywood.com.
          8.3 Indemnification.
               (a) Each party shall indemnify, hold harmless and reimburse the other party and its Affiliates, officers, directors, employees and agents (collectively, with respect to Purchaser, the “Purchaser Indemnified Parties”, and with respect to Hollywood Media, the “Hollywood Media Indemnified Parties”) from and against any losses Purchaser Indemnified Parties or Hollywood Media Indemnified Parties, respectively, such shall suffer caused by the breach of a representation, warranty or covenant under this Agreement by such party.
               (b) All of the representations and warranties in Article V and Article VI above, except for the representations and warranties in Section 5.8 above, shall survive the Closing and continue in full force and effect for a period of one year following the Closing. The representations and warranties in Section 5.8 above shall survive the Closing and continue in full force and effect for a period of four years following the Closing. Any claim for indemnification pursuant to this Section 8.3 shall be made in writing within the one-year period following the Closing (or within four years in respect to any claim relating to Taxes).

               (c) Purchaser Indemnified Parties shall not be entitled to indemnification under this Section 8.3 unless and until the aggregate of Hollywood Media’s indemnification obligations to the Purchaser Indemnified Parties pursuant to this Section 8.3 exceeds $50,000, (the “Deductible”), in which case Hollywood Media shall be liable for all indemnifiable claims in excess of the Deductible, but in such event, the maximum total amount of Hollywood Media’s obligations to the Purchaser Indemnified Parties pursuant to this Section 8.3 shall be twenty-five percent (25%) of the Purchase Price that has been paid to Hollywood Media.
ARTICLE IX
MISCELLANEOUS
          9.1 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the Transaction shall be shared equally by Purchaser and Hollywood Media.
          9.2 Tax Returns. All Tax Returns of the Companies or with respect to their assets, for Tax periods of the Companies ending on or before the Closing Date (including, without limitation, any Tax Return for a group of which either of the Companies is or was a member) shall be timely filed by Hollywood Media, and Hollywood Media shall pay all Taxes required to be shown thereon. With respect to any Tax period of any Company which began on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), Hollywood Media shall pay the Taxes for such period that are attributable to: (i) the portion of such period ending on the Closing Date, as determined on the basis of an interim closing of the books, with respect to the Companies; and (ii) all Taxes for any such Straddle Period that are attributable to Hollywood Media and any of its affiliates other than the Companies.
          9.3 Expenses. Except as otherwise provided in this Agreement, each of Hollywood Media and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transaction.
          9.4 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
               (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the Palm Beach County, Florida over any dispute arising out of or relating to this Agreement or the Transaction or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 9.7 below.
               (c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.
          9.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.
          9.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of transmission); or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Hollywood Media, to: Hollywood Media Corp. 2255 Glades Road, Suite 221A Boca Raton, Florida 33431 Facsimile: (561) 998-2974 Attention: Melissa H. Orlen, Esq.

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
Facsimile: (813) 221-4210
Attention: Steven Vazquez, Esq.

If to Purchaser, to:

R&S Investments, LLC
c/o Mitchell Rubenstein
2255 Glades Road, Suite 221A
Boca Raton, Florida 33431
Facsimile: (561) 998-2974

With a required copy to:

Holland & Knight LLP
701 Brickell Avenue
Suite 3000
Miami, Florida 33131
Attention: Rodney H. Bell, Esq.
Facsimile Number: (305) 789-7799
          9.8 Successors; Assignment; Binding Effect.
               (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Any corporation or other entity succeeding to the interests of Hollywood Media shall be treated as Hollywood Media hereunder.
               (b) This Agreement (including without limitation Article III above) shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement (including without limitation Article III above) shall be binding upon the Surviving Entity and the Surviving Entity shall be treated as Purchaser hereunder.
               (c) In connection with any Business Combination, Purchaser will cause the Surviving Entity unconditionally to assume all of the obligations of Purchaser hereunder (including without limitation the obligations in Article III above). Purchaser acknowledges and agrees that Hollywood Media will suffer immediate and irreparable harm in the event that Purchaser fails to cause any Surviving Entity in connection with any Business Combination to assume the obligations of Purchaser hereunder (including without limitation the obligations in Article III above) and that Hollywood Media shall be entitled to injunctive relief enjoining such failure. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party, directly or indirectly (by operation of law or otherwise) without the prior written consent of the other party (except in connection with a Business Combination pursuant to which Purchaser causes the Surviving Entity to assume the obligations of Purchaser hereunder, including without limitation the obligations in Article III above), and any such attempted assignment without the required consent shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser or Hollywood Media shall also apply to any such assignee unless the context otherwise requires.

               (d) Nothing in this Agreement, including without limitation Section 7.6 above, shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as expressly stated herein.
               (e) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
          9.9 Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered via facsimile or pdf, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

HOLLYWOOD MEDIA CORP.
By:	/s/ Robert D. Epstein
	Name:	Robert D. Epstein
	Title:	Chairman, Special Committee of Directors, on behalf of Special Committee, as Authorized Representative of Hollywood Media Corp.

R&S INVESTMENTS, LLC
By:	/s/ Mitchell Rubenstein
	Name:	Mitchell Rubenstein
	Title:	Managing Member

     IN WITNESS WHEREOF, Mitchell Rubenstein and Laurie S. Silvers have executed this Agreement solely for purposes of their respective obligations under Section 7.3 of this Agreement.

/s/ Mitchell Rubenstein
Mitchell Rubenstein

/s/ Laurie S. Silvers
Laurie S. Silvers